Exhibit 99.1

Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: December 15, 2022

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES COMPLETION OF
$200.0 MILLION ASSET-BACKED FINANCING

Southfield, Michigan – December 15, 2022 – Credit Acceptance Corporation (Nasdaq: CACC) (the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today the completion of a $200.0 million asset-backed non-recourse secured financing (the “Financing”). Pursuant to this transaction, we contributed approximately $250.1 million of loans to a wholly owned special purpose entity that will pledge the loans to an institutional lender under a loan and security agreement.

The Financing will:
•bear interest at the Secured Overnight Financing Rate (SOFR) plus 2.35%;
•revolve for 36 months after which it will amortize based upon the cash flows on the contributed loans; and
•be used by us to repay outstanding indebtedness and for general corporate purposes.

We will receive 4.0% of the cash flows related to the underlying consumer loans to cover servicing expenses. The remaining 96.0%, less amounts due to dealers for payments of dealer holdback, will be used to pay principal and interest to the institutional lender as well as the ongoing costs of the Financing. The Financing is structured so as not to affect our contractual relationships with our dealers and to preserve the dealers’ rights to future payments of dealer holdback.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered financing programs that enable automobile dealers to sell vehicles to consumers, regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.